__________

LOCK-UP AGREEMENT

- Between -

URANIUM ENERGY CORP.

- And -

CONSENTING SHAREHOLDER

Dated as of January 25, 2012

LOCK-UP AGREEMENT

This lock-up agreement (the "Agreement") dated as of January 25, 2012 sets out the agreement between Uranium Energy Corp. (the "Purchaser") and the undersigned (the "Consenting Shareholder"), regarding the proposed acquisition transaction between Cue Resources Ltd. (the "Company") and the Purchaser, as more fully described in the arrangement agreement that has been entered into among the Company and the Purchaser (the "Arrangement Agreement", and with the terms agreed to and set out therein being the "Arrangement Terms"). The principal terms and conditions included in the Arrangement Agreement are set out in the Term Sheet attached as Schedule "A" hereto.

(A)     WHEREAS the Company and the Purchaser have entered into the Arrangement Agreement, which is the basis of the plan of arrangement attached as an exhibit to the Arrangement Agreement (the "Plan"), and related transactions (collectively, the "Transaction"), involving the acquisition by the Purchaser of all of the issued and outstanding common shares of the Company (the "Company Common Shares") by way of proceedings (the "Arrangement Proceedings") under the Business Corporations Act (British Columbia);

(B)     AND WHEREAS the Consenting Shareholder wishes to support the Transaction subject to the terms and conditions contained herein and in the Arrangement Agreement;

(C)     AND WHEREAS the Parties have agreed to enter into this Agreement to provide for the support by the Consenting Shareholder of the Transaction;

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreement herein contained, the Parties hereto agree as follows:

1.     Interpretation

(a)     Capitalized terms used herein and not otherwise defined shall have the meaning to be ascribed thereto in the Arrangement Agreement.

(b)     The Consenting Shareholder and the Purchaser are collectively referred to as the "Parties" and each a "Party".

(c)     The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

(d)     Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

2.     Representations and Warranties of the Consenting Shareholder

The Consenting Shareholder hereby represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying upon such representations and warranties) that:

(a)     the Consenting Shareholder is the legal and beneficial owner, directly or indirectly, of or exercises control or direction over ___________________ Company Common Shares (the "Relevant Shares");

(b)     the Relevant Shares are the only securities in the capital of the Company which the Consenting Shareholder has legal or beneficial ownership, directly or indirectly, or exercises control or direction over, other than any options or warrants convertible or exchangeable into securities in the capital of the Company, and the Relevant Shares are free and clear from all Encumbrances;

(c)     no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Relevant Shares, or any interest therein or right thereto, except pursuant to this Agreement, and none of the Relevant Shares are subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote the Relevant Shares, call meetings of holders of the Company Common Shares or give consents or approvals of any kind;

(d)     (i) the Consenting Shareholder has the authority and capacity to vote or direct the voting of the Relevant Shares, to give a proxy for the Relevant Shares in connection with the meeting of shareholders of the Company held in respect of the Transaction (the "Company Meeting") and any class meeting of holders of Relevant Shares, and has the power to dispose of the entire legal and beneficial interest in the Relevant Shares; (ii) the Consenting Shareholder possesses sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement; (iii) the Consenting Shareholder has conducted its own analysis and made its own decision to enter in this Agreement and has obtained such independent advice in this regard as it deemed appropriate; and (iv) the Consenting Shareholder has not relied on such analysis or decision on any person other than its own independent advisors;

(e)     this Agreement has been duly executed and delivered by the Consenting Shareholder, and, assuming the due authorization, execution and delivery by the Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Consenting Shareholder, enforceable in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors' rights generally and general principles of equity;

(f)     the execution and delivery of this Agreement by the Consenting Shareholder and the performance by the Consenting Shareholder of its obligations contemplated herein do not and will not: (i) violate or conflict with any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Consenting Shareholder or any of its properties or assets, or (ii) constitute a default, violation or breach under any contract, commitment, agreement, arrangement, understanding or restriction that the Consenting Shareholder is a party to, except such violations, conflicts, defaults or breaches which could not, individually or in the aggregate, impair the ability of the Consenting Shareholder to perform its obligations under this Agreement;

(g)     neither the Consenting Shareholder nor any person with which the Consenting Shareholder, to the best of its knowledge after due enquiry, does not deal at arm's length (as defined for the purposes of the Income Tax Act (Canada), has not, since it became aware of the intention to complete the Transaction, acquired: (i) any warrants or options to acquire shares issued by the Company; (ii) any securities that are convertible or exchangeable into shares of the Company (iii) any debt or shares of the Purchaser (other than shares issued pursuant to the Plan); or (iv) any warrants or options to acquire, or any securities that are convertible or exchangeable into, shares of the Purchaser; and

(h)     to the best of its knowledge, there is no proceeding, claim or investigation in existence, pending or threatened before any Governmental Authority against the Consenting Shareholder or any of its properties that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Consenting Shareholder's ability to execute and deliver this Agreement and to perform its obligations contemplated by this Agreement.

3.     Purchaser's Representations and Warranties

The Purchaser hereby represents and warrants to the Consenting Shareholder (and acknowledges that the Consenting Shareholder is relying upon such representations and warranties) that:

(a)     the Purchaser is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

(b)     the Purchaser has all necessary power and authority to execute and deliver this Agreement;

(c)     this Agreement has been duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery by the Consenting Shareholder, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors' rights generally and general principles of equity;

(d)     the execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations contemplated herein do not and will not: (i) violate or conflict with any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its properties or assets; or (ii) constitute a default, violation or breach under any contract, commitment, agreement, arrangement, understanding or restriction, except such violations, conflicts, defaults or breaches, which could not, individually or in the aggregate, impair the ability of the Purchaser to perform its obligations under this Agreement; and

(e)     to the best of its knowledge, there is no proceeding, claim or investigation in existence, pending or threatened before any Governmental Authority against the Purchaser or any of its properties that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Purchaser's ability to execute and deliver this Agreement and to perform its obligations contemplated by this Agreement.

4.     Consenting Shareholder Covenants

(a)     Except as contemplated in this Agreement, the Consenting Shareholder agrees with the Purchaser that it shall not, directly or indirectly, in any manner:

(i)     sell, transfer, gift, assign, pledge, hypothecate, encumber, convert or otherwise dispose of any of the Relevant Shares or any interest therein or enter into any agreement, arrangement or understanding in connection therewith; or

(ii)     deposit any of the Relevant Shares into a voting trust, or grant (or permit to be granted) any proxies or powers of attorney or attorney in fact, or enter into a voting agreement, understanding or arrangement, with respect to the voting of its Relevant Shares;

in each case, without having first obtained the prior written consent of the Purchaser, which consent is within the sole discretion of the Purchaser and may be unreasonably withheld.

(b)     The Consenting Shareholder agrees that it shall not, and it shall cause its affiliates and its or their directors, officers, employees, agents, advisors or other representatives (including, without limitation, financial advisors, financing sources, counsel and accountants) not to, directly or indirectly:

(i)      solicit, initiate, encourage or facilitate (including by way of furnishing non-public information of the Company or the Consenting Shareholder) any Acquisition Proposal;

(ii)     (A) participate in any discussions, conversations, negotiations or other communications with any person with respect to an Acquisition Proposal; (B) furnish any information to any person in connection with an Acquisition Proposal; or (C) otherwise assist, facilitate or encourage the making of, or cooperate in any way regarding, any Acquisition Proposal;

(iii)     continue any existing negotiations, discussions, conversations or other communications with respect to any Acquisition Proposal;

(iv)     otherwise cooperate in or knowingly facilitate any effort or attempt to make, implement or accept any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or

(v)     accept or enter into or propose publicly to accept or enter into a Contract with any person relating to an Acquisition Proposal.

(c)     The Consenting Shareholder hereby irrevocably covenants, undertakes and agrees that it shall:

(i)     vote (or cause to be voted) all of the Relevant Shares:

(A)     in favour of the approval, consent, ratification and adoption of the Arrangement Agreement and the Plan (and any actions required in furtherance thereof), and not withdraw any proxies or change its vote in respect thereof;

(B)     against any resolution or action by the Company or any other person that may in any way adversely affect or reduce the likelihood of the successful completion of the Arrangement or the Transaction, or delay or interfere with, the completion of the Arrangement or the Transaction;

(ii)     not take any action that would result in any breach of any representation, warranty, covenant or agreement or any other obligation of the Company in the Arrangement Agreement or the Plan;

(iii)     not vote or grant to any person other than the Purchaser a proxy to vote or enter into any voting trust, vote pooling or other agreement with respect to the right to vote the Relevant Shares (and will cause such Relevant Shares not to be voted) in favour of any Acquisition Proposal.

(iv)     deliver, or cause to be delivered, to the Company's transfer agent, or as otherwise directed by the Company, after receipt of proxy materials for, and no later than ten (10) days before the date of, the Company Meeting or any other meeting of holders of Company Common Shares called for the purpose of approving the Transaction, a duly executed proxy directing that the Relevant Shares be voted at such meeting in favour of the Transaction and all related matters. The Consenting Shareholder hereby revokes any and all previous proxies granted that may conflict or be inconsistent with the matters set forth in this Agreement and the Consenting Shareholder agrees not to, directly or indirectly, grant any proxy or power of attorney with respect to the matters set forth in this Agreement. The Consenting Shareholder hereby appoints the Purchaser as attorney in fact for the term of this Agreement (which appointment is unconditional, irrevocable and is coupled with an interest) for and on its behalf to execute a proxy appointing such person designated by the Purchaser to attend and act on behalf of the Consenting Shareholder at any meeting of shareholders in respect of any of the matters referred to in this Agreement, including without limitation the Company Meeting, and to act on behalf of the Consenting Shareholder on every action or approval by written consent of Company Shareholders in respect of such matters;

(v)     support the approval of the Plan as promptly as practicable by the Court;

(vi)     not support any action that is intended or would reasonably be expected to impede, interfere with, delay, postpone or discourage the Transaction or the Plan;

(vii)     not do anything to frustrate or hinder the consummation of the Transaction or the Plan;

(viii)     consent (on its own behalf) to any reasonable requests by a Party for a waiver of any default of the Purchaser under the Arrangement Agreement pending implementation of the Plan;

(ix)      cease and cause to be terminated any existing discussions or negotiations, directly or indirectly, by or on behalf of the Consenting Shareholder with any person with respect to any Acquisition Proposal;

(x)     immediately (and in any event within 24 hours of receipt by the Consenting Shareholder) notify the Purchaser, at first orally and then in writing, of any Acquisition Proposal, of which it becomes aware, and shall provide the Purchaser with a description of the material terms of any such Acquisition Proposal, and shall provide the identity of the person making any such Acquisition Proposal and such other details as the Purchaser may reasonably request; and

(xi)     execute any and all documents and perform any and all commercially reasonable acts required by this Agreement to satisfy all of its obligations hereunder.

(d)     The Consenting Shareholder shall not, and hereby agrees not to:

(i)     assert or exercise any dissent rights and waives any rights of appraisal, or rights to dissent from the Arrangement or the Transaction that the Consenting Shareholder may have; or

(ii)      commence or participate in, and shall, and hereby agrees to, take all actions necessary to opt out of any class action with respect to, any claim, derivative or otherwise, against the Company or the Purchaser or any of their subsidiaries (or any of their respective successors) relating to the negotiation, execution and delivery of the Arrangement Agreement or the consummation of the Transactions.

(e)     The Consenting Shareholder further agrees:

(i)     to the existence and factual details of this Agreement being set out in any public disclosure, including, without limitation, press releases and court materials, produced by the Company or the Purchaser, at the discretion of the Company or the Purchaser, in connection with the Transaction and the Plan; and

(ii)     to this Agreement being filed and/or available for inspection by the public to the extent required by law or stock exchange rules.

5.     Change in Nature of Transaction

(a)     In the event that: (i) the Company, with the agreement of the Purchaser, determines in its good faith judgment that it is necessary or desirable to proceed with an alternative transaction structure, including, without limitation, a takeover bid or asset or share purchase, in conjunction with or instead of the Plan; and (ii) such alternative transaction provides the same, or better, financial treatment to all affected parties and the financial implications (including tax) for the Consenting Shareholder are the same or better and the alternative transaction is on terms that are not more adverse than those contained in the Arrangement Agreement (as described in each of the foregoing clauses (i) and (ii), a "Revised Transaction"), the Consenting Shareholder shall support the completion of the Revised Transaction in the same manner and to the same extent that it has agreed to support the Transaction and the Plan under this Agreement.

(b)     In the event of any proposed Revised Transaction, the references in this Agreement to the Transaction shall be deemed to be changed to "Revised Transaction" and all terms, covenants, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of the Revised Transaction.

6.     Termination

This Agreement and the obligations of the Parties to this Agreement shall terminate upon the earliest to occur of:

(a)     the termination of the Arrangement Agreement in accordance with its terms;

(b)     at any time, by mutual agreement in writing executed by the Parties; or

(c)     the Effective Time of the Transaction.

Each Party shall be responsible and shall remain liable for any breach of this Agreement by such Party occurring prior to the termination of this Agreement.

7.      Confidentiality Obligations

(a)      The Consenting Shareholder agrees to keep the Transaction as well as the existence and contents of this Agreement confidential and not to disclose the Transaction or the existence or contents of this Agreement to any person except as is required by law. It is understood and agreed that any disclosure with respect to the Transaction and this Agreement will be made only by the Purchaser.

(b)     The Consenting Shareholder acknowledges that it is a person or company in a "special relationship" with the Purchaser, as that expression is defined in the securities laws of various provinces of Canada, by virtue of having received material information concerning the Transaction that has not been generally disclosed. The Consenting Shareholder covenants and agrees not to (i) inform anyone of the Transaction, and (ii) purchase or sell any securities of the Purchaser before the Transaction has been generally disclosed.

8.     Miscellaneous

(a)     If the Consenting Shareholder acquires additional Company Common Shares or other securities of the Company ("Additional Shares") after the date hereof, whether from the Company or from another shareholder of the Company, any and all rights and claims obtained by the Consenting Shareholder with respect to, on account of or pursuant to any Additional Shares shall automatically be subject to this Agreement.

(b)     This Agreement (including the schedule attached to this Agreement) constitutes the entire agreement and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof.

(c)     Any provision in this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Consenting Shareholder, and the Purchaser, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise.

(d)     Any date, time or period referred to in this Agreement shall be of the essence except to the extent to which the Parties agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

(e)     All notices and other communications which may be or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by facsimile transmission, in each case addressed to the particular Party:

(i)     If to the Purchaser, at:

Uranium Energy Corp.
Suite 320, 1111 West Hastings Street,
Vancouver, British Columbia, Canada, V6E 2J3
Attention: Amir Adnani, President and CEO
Main: (604) 682-9775
Facsimile: (604) 682-3591; and

(ii)     If to the Consenting Shareholder, at:

___________________________________________ (name)
c/o Cue Resources Ltd.
Suite 1430, 800 West Pender Street,
Vancouver, British Columbia, Canada, V6C 2V6
Attention: Robert Tyson, CEO
Main: (604) 568-2080
Facsimile: (604) 684-2990;

or at such other address of which any Party may, from time to time, advise the other Parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or transmission thereof.

(f)     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(g)     The provisions of this Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Party hereto, except that the Purchaser may assign this Agreement to an affiliate, without reducing its own obligations hereunder, without the consent of the Consenting Shareholder.

(h)     This Agreement is governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party submits to the jurisdiction of the courts of competent jurisdiction in the Province of British Columbia in respect of any action or proceeding relating to this Agreement. The Parties shall not raise any objection to the venue of any proceedings in any such court, including the objection that the proceedings have been brought in an inconvenient forum.

(i)     The Parties waive any right to trial by jury in any proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, present or future, and whether sounding in contract, tort or otherwise. Any Party may file a copy of this provision with any court as written evidence of the knowing, voluntary and bargained for agreement between the Parties irrevocably to waive trial by jury, and that any proceeding whatsoever between them relating to this Agreement or any of the transactions contemplated by this Agreement shall instead be tried by a judge or judges sitting without a jury.

(a)     The Consenting Shareholder recognizes and acknowledges that this Agreement is an integral part of the Transaction, that the Purchaser would not enter into the Arrangement Agreement and the Plan unless this Agreement was executed, and accordingly acknowledges and agrees that a breach by the Consenting Shareholder of any covenants or other commitments contained in this Agreement will cause the Purchaser to sustain injury for which they may not have an adequate remedy at law for monetary damages. Therefore, the Parties agree that in the event of any such breach the Purchaser shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

(b)     The Parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only.

(c)     This Agreement may be executed by facsimile or other electronic means and in one or more counterparts, all of which shall be considered one and the same agreement.

This Agreement has been agreed and accepted on the date first written above.

URANIUM ENERGY CORP.
By:
Name: Amir Adnani
Title: President and CEO

Signed:
Please print name:
(Consenting Shareholder)

Schedule A

TERM SHEET

This Term Sheet is strictly confidential and is intended only for those recipients that have entered into Lock-Up Agreements with Uranium Energy Corp. respecting the proposed acquisition of Cue Resources Ltd. (collectively, the "Transaction"). This Term Sheet and its contents must not be disclosed.

This Term Sheet sets out the principal terms and conditions expected to be included in the definitive arrangement agreement (the "Arrangement Agreement") relating to the Acquisition. It should not be considered exhaustive as to all the terms and conditions expected to be included in the Arrangement Agreement.

Acquisition:

Uranium Energy Corp. (the "Purchaser") will acquire by way of a plan of arrangement in accordance with the terms of the Arrangement Agreement the Cue Resources Shares, being approximately 115.1 million common shares (on a fully diluted basis), on the terms described below (the "Transaction").

Structure:

Pursuant to the terms of the Transaction, shareholders of Cue Resources Ltd. (the "Company") will receive such number of Purchaser common shares (the "UEC Shares") in exchange for their Company common shares (the "Cue Resources Shares") as shall be determined with reference to the exchange ratio contemplated below under "Consideration". The UEC Shares have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), or the securities laws of any state of the United States, and the Transaction will be effected in reliance on the exemption from the registration requirements of the U.S. Securities Act provided for in section 3(a)(10) thereunder, and in reliance on the exemption from the prospectus requirement provided for in section 2.11 of National Instrument 45-106 - Prospectus and Registration Exemptions.

Lock-up Agreement:

The Company's directors and officers and the four largest shareholders will enter into support lock-up agreements with the Purchaser pursuant to which they will agree, among other things, to vote in favour of the Transaction.

Purchase Price:

The Purchaser will acquire the Cue Resources Shares pursuant to a share-for-share exchange on a ratio of 0.0195 UEC Share for each issued and outstanding Cue Resources Share.

As at December 13, 2011, the 20-day volume-weighted average trading price ("20-day VWAP") of the UEC Shares was CAD $3.0705 (based on an exchange rate of 1.0342), and the 20-day VWAP of the Cue Resources Shares was CAD $0.0243. The deemed value of the UEC Shares issued in connection with the Transaction represents an offer price of $0.06 per Cue Resources share, representing an implied offer premium of approximately 147% to the Company's shareholders based on the 20-day VWAPs of the UEC Shares and the Cue Resources Shares.

Consideration:	All Company shareholders will receive 0.0195 of a UEC Share for every Cue Resources Share held.
Hold Periods:

UEC Shares to be issued pursuant to the Transaction generally will not be subject to any restricted or hold period under applicable Canadian securities laws if the following conditions are met: (i) the trade is not a "control distribution" (as defined in National Instrument 45-102 - Resale of Securities); (ii) no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of the trade; (iii) no extraordinary commission or consideration is paid to a person in respect of the trade; and (iv) if the selling holder of securities is an insider or an officer of the Purchaser, the selling securityholder has no reasonable grounds to believe that the Purchaser is in default of securities legislation.

The UEC Shares to be issued pursuant to the Transaction will be freely transferable under U.S. federal securities laws, except by persons who are "affiliates" of UEC after the Transaction or were affiliates of the Purchaser within 90 days prior to the completion of the Transaction.

Deal Protection:

The Arrangement Agreement will contain customary deal protection mechanisms, including a break fee of $300,000 payable to the Purchaser in certain events, non-solicitation provisions and a right to match any superior proposal.

Conduct of Business:	The Arrangement Agreement will include the ability of the Purchaser to provide reasonable direction (to be mutually agreed upon) to the Company with regard to activities conducted on its properties.
Loans and/or Other Amounts Payable to Insiders of the Company:

Except for the CAD $260,000 loan amount owing by the Company to Resinco Capital Partners Inc. which will be settled and extinguished at closing by the payment of CAD $260,000 in cash, any other outstanding loans, accrued interest payable, accounts payable, accrued liabilities and/or any other financial liabilities that the Company has outstanding as of the date (December 22, 2011) of the original letter of intent, and incurred subsequently until the closing date, whereby the creditor and/or payee is an insider of the Company and/or is an affiliate of insiders of the Company shall be settled and extinguished by the Purchaser at the closing date by the issuance of UEC Shares at a price of CAD $3.0705 per UEC Share. With the respect to the CAD $180,000 change of control payment that would otherwise be payable to a corporation controlled by Robert Tyson on the closing date of the Transaction, this amount shall be reduced to CAD $80,000 and shall be settled by the Purchaser by the payment of CAD $30,000 in cash and the issuance of CAD $50,000 in UEC Shares at a price of CAD $3.0705 per UEC share to the aforementioned corporation.

Due Diligence:	The Purchaser to be satisfied in its sole discretion with its due diligence investigation of the Company.
Options and Warrants:	It will be a condition to the completion of the Transaction that all options and warrants of the Company be exercised or terminated prior to the effective time of the plan of arrangement.
Timing:

Immediately following execution of the Arrangement Agreement the Purchaser and the Company will jointly announce the Transaction. The parties will co-operate to draft and mail an information circular to the shareholders of the Company as soon as possible thereafter.

Approvals:	The Arrangement Agreement will be subject to the approval of the board of directors of each party and to all applicable regulatory approvals.
Closing Date:	The deadline for completion of the Transaction will be March 31, 2012.

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